Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned agree that the foregoing Statement on Schedule 13D, dated May 9, 2012, is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k).

Date: May 9, 2012

/s/ Gary Oberman
Gary Oberman

3324109 Canada Inc.

By:	/s/ Gary Oberman
Name:	Gary Oberman
Title:	President, CEO